Exhibit 99

TO:	Directors and Executive Officers of Old National Bancorp

FROM:	Jeff Knight, EVP, Chief Legal Counsel

DATE:	November 19, 2021

RE:	Important Notice Regarding Employee Stock Ownership and Savings Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

This notice is to inform you of significant restrictions on your ability to trade in Old National Bancorp (the “Company”) stock during an upcoming “blackout period” that will apply to the Old National Bancorp Employee Stock Ownership and Savings Plan (the “401(k) Plan”).

The blackout period, which is due to a conversion to a new investment fund-trading platform, will begin on December 21, 2021, and will end on January 16, 2022. During the blackout period, participants will not have access to their accounts for distributions or investment changes, including investment changes involving the Company’s Common Stock held in the 401(k) Plan.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the SEC’s rules promulgated thereunder, the Company’s directors and executive officers are prohibited - from December 21, 2021, through January 16, 2022 - from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with their services as a director or executive officer.

Please note the following:
•“Equity securities” is defined broadly to include the Company’s common stock, options, and other derivatives
•Covered transactions are not limited to those involving your direct ownership but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).
•Among other things, these rules prohibit exercising options granted to you in connection with your services as a director or executive officer and selling stock acquired pursuant to such options.
•Exemptions from these rules generally apply for purchases or sales under Rule 10b5-1 plans, sales required by law, and certain other “automatic” transactions

These rules apply in addition to the trading restrictions under the Company’s Insider Trading Policy. This blackout period will occur during a blackout period under the Company’s Insider Trading Policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Because of the complexity of these rules and the severity of the penalties and other remedies, please contact me before engaging in any transaction involving the Company’s equity securities during the blackout period.

Thank you, and please call me at 812-464-1363 if you have any questions.